Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Petrone Worldwide, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See Annex A.

3. Effective date of filing: (optional) ______________________________________________________
                                                              (must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Victor Petrone

Signature of officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

Annex A to Certificate of Designation

PETRONE WORLDWIDE, INC.

Designation of Preferences, Rights and Limitations of Series A Preferred Stock.

Designation: There shall be a series of the voting preferred stock of the Corporation which shall be designated as the “Series A Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be ONE MILLION (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series A Preferred Stock shall have the following rights, preferences, restrictions and other terms:

Rank: Except as otherwise set forth herein, the holders of the shares of the Series A Preferred (each, a “Holder” and collectively the “Holders”) shall have the same rights and privileges as the holders of the Common Stock.

Voting Rights:

Formula. On all matters to come before the shareholders of the Corporation, the holders of Series A Preferred shall have that number of votes per share (rounded to the nearest whole share) equal to the product of (x) the number of shares of Series A Preferred held on the record date for the determination of the holders of the shares entitled to vote (the “Record Date”), or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited, and (y) 50. In the event that the votes by the holders of the Series A Preferred Stock do not total at least 51% of the votes of all classes of the Company’s authorized capital stock entitled to vote, then regardless of the provisions of this paragraph, in any such case, the votes cast by a majority of the holders of the Series A Preferred Stock shall be deemed to equal to 51% of all votes cast at any meeting of stockholders, or any issue put to the stockholders for voting and the Company may state that any such action approved by at least a majority of the holders of the Series A Preferred Stock was had by majority vote of the holders of all classes of the Company’s capital stock.

Participation. Except as otherwise expressly provided herein or by applicable law, the Holders of shares of Series A Preferred, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Common Voting Standing. Except as otherwise provided herein, in the Corporation’s Certificate of Incorporation, or its Bylaws, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.